TECHNE CORPORATION RELEASES UNAUDITED SECOND QUARTER
                         RESULTS FOR FISCAL YEAR 2011

Minneapolis/February 1, 2011/ Techne Corporation's (NASDAQ: TECH) consolidated net earnings for the quarter ended December 31, 2010 increased 7.3% to $26.5 million or $0.71 per diluted share compared with $24.7 million or $0.66 per diluted share for the quarter ended December 31, 2009. The increase in consolidated net earnings for the quarter resulted from an increase in sales and a decrease in income taxes due to the renewal of the U.S. research and development credit. The $898,000 benefit ($0.02 per share) from the renewal of the research and development credit includes $659,000 that relates to the previous three calendar quarters. For the six months ended December 31, 2010, Techne's consolidated net earnings increased 2.8% to $52.9 million or $1.42 per share compared with $51.5 million or $1.38 per share for the six months ended December 31, 2009.

Consolidated net sales for the quarter and six months ended December 31, 2010 were $67.7 million and $135.7 million, increases of 3.3% and 2.7%, respectively, from the quarter and six months ended December 31, 2009. Consolidated net sales for the quarter and six months were negatively affected by a stronger U.S. dollar as compared to foreign currencies for the quarter and six months ended December 31, 2009. Excluding the effect of changes in foreign currency exchange rates, consolidated net sales increased 5.1% and 4.5% for the quarter and six months ended December 31, 2010, respectively, from the comparable prior-year periods.

Biotechnology net sales, which include sales by R&D Systems' Biotechnology Division, R&D Systems China and BiosPacific, were $44.4 million for the quarter ended December 31, 2010, an increase of 4.8% from $42.4 million for the quarter ended December 31, 2009. North American biotechnology sales to industrial pharmaceutical and biotechnology customers increased 3.9% during the second quarter of fiscal 2011 as compared to the second quarter of fiscal 2010. Biotechnology sales to academic customers and sales in China grew 6.7% and 19.2%, respectively, while sales to Pacific Rim distributors declined 4.5%, in the second quarter of fiscal 2011 as compared to the second quarter of fiscal 2010. Biotechnology sales for the six months ended December 31, 2010, were $91.1 million, an increase of 5.4% from $86.4 million for the six months ended December 31, 2009. North American biotechnology sales to industrial pharmaceutical and biotechnology customers increased 3.5% during the six months ended December 31, 2010 as compared to the first six months of fiscal 2010. Biotechnology sales to academic customers, to Pacific Rim distributors, and sales in China grew 8.4%, 1.8% and 16.4%, respectively, in the first six months of fiscal 2011.

R&D Europe's net sales for the quarter and six months ended December 31, 2010 were $18.6 million and $35.0 million, decreasing 0.7% and 4.3%, respectively, from the same prior-year periods. R&D Europe's net sales increased 5.5% and 2.2% for the quarter and six months ended December 31, 2010 when measured at currency rates in effect in the comparable prior-year period. Hematology net sales for the quarter and six months ended December 31, 2010 were $4.6 million and $9.5 million, increases of 7.0% and 6.0% from the comparable prior-year periods.

Consolidated gross margin for the quarter ended December 31, 2010 increased $298,000, but decreased $631,000 for the six months ended December 31, 2010 from the same prior-year periods. Biotechnology gross margin increased $973,000 and $1.8 million for the quarter and six months ended December 31, 2010 as a result of increased net sales partially offset by a decrease in gross margin percentage. R&D Europe gross margin decreased $564,000 and $2.3 million for the quarter and six months ended December 31, 2010 as compared to the same prior-year periods. Approximately $1.2 million and $2.4 million of the decrease in R&D Europe gross margins, respectively, was the result of changes in exchange rates used to translate sales in foreign currencies into U.S. dollars. Approximately 15.0% and 6.4% of consolidated net sales for the six months ended December 31, 2010 were made in euro and British pound sterling, respectively. The average euro exchange rate declined 8.8% and 8.3% against the U.S. dollar for the quarter and six months ended December 31, 2010 (euro:$1.34 and euro:$1.33) compared to the same prior-year periods (euro:$1.47 and euro:$1.45). The average British pound sterling exchange rate declined 3.7% and 4.3% against the U.S. dollar for the quarter and six months ended December 31, 2010 (British pound:$1.57 and British pound:$1.56) compared to the same prior-year periods (British pound:$1.63 and British pound:$1.63). Excluding the effect of the exchange rate on sales, gross margins for R&D Europe increased $605,000 and $62,000 for the quarter and six months ended December 31, 2010.

The consolidated gross margin, as a percentage of net sales, was 77.5% for both the quarter and six months ended December 31, 2010, compared to 79.7% and 80.1% for the quarter and six months ended December 31, 2009, respectively. R&D Europe gross margin percentages for the quarter and six months ended December 31, 2010 were 51.2% and 49.4% compared to 53.9% and 53.7%. The decrease was a result of the effect of exchange rate changes on net sales as discussed above. Biotechnology gross margin percentages were 77.8% and 78.1% for the quarter and six months ended December 31, 2010 compared to 80.0% and 80.5% for the quarter and six months ended December 31, 2009. The decrease in the Biotechnology gross margin percentage was mainly the result of changes in product mix and $220,000 additional royalty expense and royalty initiation fees related to new licensing agreements in the first quarter of fiscal 2011. Royalty initiation fees in the second quarter of fiscal 2011 were not material.

Selling, general and administrative expenses for the quarter and six months ended December 31, 2010 decreased $642,000 (7.1%) and $1.1 million (6.6%) from the quarter and six months ended December 31, 2009. The decrease in selling, general and administrative expense for the quarter and six months resulted primarily from decreased legal expenses, lower printing costs due to the timing of the printing of the annual Biotechnology catalog and the effect of the change in exchange rates used to convert foreign expenses to U.S. dollars.

Research and development expenses for the quarter and six months ended December 31, 2010 increased $212,000 (3.3%) and $677,000 (5.4%) from the quarter and six months ended December 31, 2009. The increase in research and development expenses is mainly due to increases in personnel and supply costs associated with the continuous development and release of new high-quality biotechnology products.

The effective tax rate for the quarter and six months ended December 31, 2010 was 29.6% and 31.0% as compared to 32.6% for both of the same prior-year periods. The improvement in the effective tax rate in fiscal 2011 was the result of renewal of the U.S. research and development credit discussed above and an increase in the deduction for qualified production activities.

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the retention of hematology OEM and proficiency survey business, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

                   *  *  *  *  *  *  *  *  *  *  *  *

Techne Corporation has two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has two subsidiaries, BiosPacific, Inc. (BiosPacific), located in Emeryville, California and R&D Systems China Co. Ltd., (R&D China), located in Shanghai, China. BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. R&D China and R&D Europe distribute biotechnology products.

Contact:  Greg Melsen, Chief Financial Officer
          Kathy Backes, Controller
          (612) 379-8854


                         TECHNE CORPORATION
                CONSOLIDATED STATEMENTS OF EARNINGS
               (In thousands, except per share data)
                            (Unaudited)

                                      QUARTER ENDED     SIX MONTHS ENDED
                                   ------------------  ------------------
                                   12/31/10  12/31/09  12/31/10  12/31/09
                                   --------  --------  --------  --------
Net sales                           $67,708   $65,521  $135,653  $132,055
Cost of sales                        15,218    13,329    30,459    26,230
                                   --------  --------  --------  --------
Gross margin                         52,490    52,192   105,194   105,825
                                   --------  --------  --------  --------
Operating expenses:
 Selling, general and
  administrative                      8,365     9,007    15,917    17,045
 Research and development             6,603     6,391    13,222    12,545
 Amortization of intangible assets      171       240       341       480
                                   --------  --------  --------  --------
   Total operating expenses          15,139    15,638    29,480    30,070
                                   --------  --------  --------  --------
Operating income                     37,351    36,554    75,714    75,755

Other income (expense):
 Interest income                      1,020     1,156     1,867     2,324
 Other non-operating expense, net      (698)   (1,011)     (955)   (1,673)
                                   --------  --------  --------  --------
   Total other (expense) income         322       145       912       651
                                   --------  --------  --------  --------
Earnings before income taxes         37,673    36,699    76,626    76,406
Income taxes                         11,139    11,978    23,719    24,913
                                   --------  --------  --------  --------
Net earnings                        $26,534   $24,721  $ 52,907  $ 51,493
                                   ========  ========  ========  ========
Earnings per share:
 Basic                             $   0.72  $   0.66  $   1.43  $   1.38
 Diluted                           $   0.71  $   0.66  $   1.42  $   1.38

Weighted average common
 shares outstanding:
 Basic                               37,093    37,252    37,066    37,248
 Diluted                             37,156    37,353    37,131    37,346



                           TECHNE CORPORATION
                     CONSOLIDATED BALANCE SHEETS
                           (In thousands)
                             (Unaudited)

                                               12/31/10   6/30/10
                                               --------  --------
ASSETS
Cash and equivalents                           $135,875  $ 94,139
Short-term available-for-sale investments        58,987    44,672
Trade accounts receivable                        28,228    30,850
Other receivables                                 1,986     1,532
Inventory                                        13,736    13,737
Other current assets                             14,748    16,110
                                               --------  --------
  Current assets                                253,560   201,040
                                               --------  --------

Available-for-sale investments                  158,666   171,171
Property and equipment, net                      95,096    97,400
Goodwill and intangible assets, net              26,771    27,112
Other non-current assets                         21,515    22,093
                                               --------  --------
  Total assets                                 $555,608  $518,816
                                               ========  ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                            $ 13,672  $ 17,024
Stockholders' equity                            541,936   501,792
                                               --------  --------
  Total liabilities and stockholders' equity   $555,608  $518,816
                                               ========  ========